                                                                     Exhibit (l)
                                 April 26, 2004

New England Life Insurance Company
501 Boylston Street
Boston, Massachusetts 02117

Gentlemen:

In my capacity as Illustration Actuary of New England Life Insurance Company (the "Company"), I have provided actuarial advice concerning:

     The preparation of Post-Effective Amendment No. 9 to the registration statement on Form N-6 (File No. 333-46401) filed by New England Variable Life Separate Account and the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

     The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

     The illustrations of death benefits, net cash values and cash values shown in Appendix B of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies for male insureds, aged 45, in the underwriting class illustrated, than to prospective purchasers of Policies for insureds of other sexes or ages. Insureds in other underwriting classes may have higher cost of insurance charges.

I hereby consent to the filing of this opinion as an Exhibit to this Post-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Statement of Additional Information.

                                          Sincerely,
                                          /s/ Marian J. Zeldin

                                          Marian J. Zeldin., F.S.A., M.A.A.A.
                                          Illustration Actuary